EXHIBIT 99.1
Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011
Aaron’s, Inc.
Announces Shareholder Approval of
Reclassification Proposal
Voting and Non-Voting Shares to Be Combined Effective December 10, 2010
     ATLANTA, December 7, 2010 — Aaron’s, Inc. (NYSE: AAN and AAN.A), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that its shareholders have approved the conversion of its non-voting Common Stock into voting Class A Common Stock on a one-for-one basis. The conversion was approved by a majority of the holders of both the Company’s Common Stock and Class A Common Stock, each voting as a separate class, at a special meeting of shareholders held today at the Company’s headquarters in Atlanta. As a result of the conversion, all shares of the Company’s Common Stock will be converted into shares of Class A Common Stock, and the Class A Common Stock will be renamed as the Company’s “Common Stock”.
     To implement the conversion, the Company intends to file its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia after the close of trading on December 10, 2010. The conversion will become effective immediately upon filing of the Amended and Restated Articles of Incorporation, and shareholders need not take any action to convert their shares. Any existing stock certificates validly issued for shares of Aaron’s Class A Common Stock or Common Stock will represent shares of the Company’s single class of Common Stock, and shares held in brokerage accounts will be automatically adjusted by the broker to reflect the conversion and name change. The combined class of Common Stock will trade under

NYSE symbol “AAN”, the existing symbol for the Common Stock, effective after the close of trading on December 10, 2010.
     At the special meeting, the shareholders also approved amendments to the Company’s bylaws to establish a classified board of directors, to provide that vacancies on the Company’s board of directors may only be filled by the board, and to reduce the default approval threshold required for matters submitted to shareholders for a vote.
     Aaron’s, Inc., based in Atlanta, currently has 1,800 Company-operated and franchised stores in 48 states and Canada. The Company’s Woodhaven Furniture Industries division manufactures furniture and bedding at 12 facilities in seven states. The entire production of Woodhaven is for shipment to Aaron’s stores.
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.